Exhibit 99.20

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of CNBM or Sinoma, nor is it any solicitation of any vote or approval in any jurisdiction.

ANNOUNCEMENT

COMPLETION OF THE H SHARE EXCHANGE AND THE UNLISTED SHARE EXCHANGE

INTRODUCTION

Reference is made to (i) the joint announcement published by China National Building Material Company Limited (“CNBM”) and China National Materials Company Limited (“Sinoma”) dated 8 September 2017; (ii) the merger document issued by CNBM and Sinoma dated 20 October 2017 (the “Merger Document”); (iii) the circular issued by CNBM on 20 October 2017 (the “Circular”); and (iv) the supplemental document jointly issued by CNBM and Sinoma on 17 November 2017 in relation to, amongst other things, the proposed merger by absorption between CNBM and Sinoma (the “Merger”). Reference is also made to the joint announcements issued by CNBM and Sinoma on 29 March 2018 and 6 April 2018 on, amongst other things, the expected timeline for the withdrawal of listing by Sinoma and the implementation of the Share Exchange (the “Timeline Announcements”). Unless otherwise defined herein, capitalised terms used in this announcement shall have the same meanings as defined in the Merger Document and the Timeline Announcements.

COMPLETION OF THE H SHARE EXCHANGE AND THE UNLISTED SHARE EXCHANGE

The H Share Exchange (i.e. the issuance and dispatch of CNBM H Share certificates to Sinoma Share-Exchange Shareholders) and the Unlisted Share Exchange (i.e. share registration of the CNBM Unlisted Shares issued to Sinoma Share-Exchange Shareholders) have been completed on 2 May 2018. All 1,164,148,115 Sinoma H Shares held by Sinoma H Shareholders have been exchanged into 989,525,898 CNBM H Shares, and all 2,407,315,885 Sinoma Unlisted Shares (comprising 2,276,522,667 Sinoma Domestic Shares and 130,793,218 Sinoma Unlisted Foreign Shares) held by Sinoma Unlisted Shareholders have been exchanged into 2,046,218,502 CNBM Unlisted Shares (comprising 1,935,044,267 CNBM Domestic Shares and 111,174,235 CNBM Unlisted Foreign Shares), in each case at the Exchange Ratio.

EXPECTED TIMELINE

The expected timeline for events subsequent to the completion of the H Share Exchange and the Unlisted Share Exchange is as follows:

Event	Expected Date
Commencement of dealings in CNBM H Shares issued to Sinoma Share-Exchange Shareholders as consideration for the H Share Exchange	3 May 2018
CNBM completes its business registration update at Beijing Municipal Administration of Industry and Commerce	As soon as possible after the Share Exchange

Please note that the expected timeline above is for CNBM Shareholders and potential investors’ reference only and may differ from the final timeline according to the actual circumstances. Further announcement(s) may be made by CNBM as and when appropriate.

NOTICE TO U.S. HOLDERS OF CNBM SHARES

The Merger will involve the exchange of securities of two companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial statements included in the Merger Document and the Circular have been prepared in accordance with Hong Kong Financial Reporting Standards, International Financial Reporting Standards and PRC GAAP and thus may not be comparable to financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

U.S. holders of CNBM Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as CNBM is located in a country outside the United States and some or all of its officers and directors may be residents of a country other than the United States. U.S. holders of CNBM Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of CNBM Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

By order of the board of
China National Building Material Company Limited*
Song Zhiping
Chairman

Beijing, the PRC

2 May 2018

As at the date of this announcement, the board of directors of the Company comprises Mr. Song Zhiping, Mr. Cao Jianglin, Mr. Peng Shou, Mr. Cui Xingtai and Mr. Chang Zhangli as executive directors, Mr. Guo Chaomin, Mr. Chen Yongxin and Mr. Tao Zheng as non-executive directors and Mr. Sun Yanjun, Mr. Liu Jianwen, Mr. Zhou Fangsheng, Mr. Qian Fengsheng and Ms. Xia Xue as independent non-executive directors.

* For identification purpose only

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